Sound Financial Bancorp, Inc. Q2 2024 Results
Seattle, WA, July 29, 2024 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $795 thousand for the quarter ended June 30, 2024, or $0.31 diluted earnings per share, as compared to net income of $770 thousand, or $0.30 diluted earnings per share, for the quarter ended March 31, 2024, and $2.9 million, or $1.11 diluted earnings per share, for the quarter ended June 30, 2023. The Company also announced today that its Board of Directors declared a cash dividend on Company common stock of $0.19 per share, payable on August 23, 2024 to stockholders of record as of the close of business on August 9, 2024.

Comments from the President and Chief Executive Officer
“Modest increases in net income and earnings per share, coupled with a reduction in nonperforming assets and a minimal quarter-over-quarter expense increase of only $81 thousand, indicate that we have maintained our focus on key initiatives during this period of narrow net interest margins,” remarked Laurie Stewart, President and Chief Executive Officer. "Our credit quality performance ratios remain strong, and our allowance for credit losses reserve ratio remained steady over the past five quarters," continued Ms. Stewart.

"Further, our current loan-to-deposit ratio positions us to continue supporting our communities by extending credit to both consumers and businesses," concluded Ms. Stewart.

Q2 2024 Financial Performance
Total assets decreased $11.8 million or 1.1% to $1.07 billion at June 30, 2024, from $1.09 billion at March 31, 2024, and increased $64.1 million or 6.3% from $1.01 billion at June 30, 2023.
Net interest income decreased $12 thousand or 0.2% to $7.4 million for the quarter ended June 30, 2024, from $7.5 million for the quarter ended March 31, 2024, and decreased $1.3 million or 14.8% from $8.7 million for the quarter ended June 30, 2023.

Net interest margin ("NIM"), annualized, was 2.92% for the quarter ended June 30, 2024, compared to 2.95% for the quarter ended March 31, 2024 and 3.71% for the quarter ended June 30, 2023.
Loans held-for-portfolio decreased $8.6 million or 1.0% to $889.3 million at June 30, 2024, compared to $897.9 million at March 31, 2024, and increased $33.8 million or 4.0% from $855.4 million at June 30, 2023.

A $109 thousand, $33 thousand and $331 thousand release of provision for credit losses was recorded for the quarters ended June 30, 2024, March 31, 2024 and June 30, 2023, respectively. At June 30, 2024, the allowance for credit losses on loans to total loans outstanding was 0.96%.

Total deposits decreased $10.1 million or 1.1% to $906.8 million at June 30, 2024, from $916.9 million at March 31, 2024, and increased $84.5 million or 10.3% from $822.3 million at June 30, 2023. Noninterest-bearing deposits decreased $3.8 million or 2.9% to $124.9 million at June 30, 2024 compared to $128.7 million at March 31, 2024, and decreased $33.6 million or 21.2% compared to $158.5 million at June 30, 2023.

Total noninterest income increased $66 thousand or 6.0% to $1.2 million for the quarter ended June 30, 2024, from $1.1 million for the quarter ended March 31, 2024, and decreased $729 thousand or 38.6% from $1.9 million for the quarter ended June 30, 2023.

The loans-to-deposits ratio was 98% at both June 30, 2024 and March 31, 2024, compared to 104% at June 30, 2023.

Total noninterest expense increased $81 thousand or 1.1% to $7.7 million for the quarter ended June 30, 2024, compared to $7.7 million for quarter ended March 31, 2024, and increased $240 thousand or 3.2% from $7.5 million for the quarter ended June 30, 2023.

Total nonperforming loans decreased $144 thousand or 1.6% to $8.9 million at June 30, 2024, from $9.1 million at March 31, 2024, and increased $7.4 million or 489.6% from $1.5 million at June 30, 2023. Nonperforming loans to total loans was 1.00% and the allowance for credit losses on loans to total nonperforming loans was 95.33% at June 30, 2024.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at June 30, 2024.

Operating Results

Net interest income decreased $12 thousand, or 0.2%, to $7.4 million for the quarter ended June 30, 2024, compared to $7.5 million for the quarter ended March 31, 2024, and decreased $1.3 million, or 14.8%, from $8.7 million for the quarter ended June 30, 2023. The decrease in the current quarter compared to both the prior quarter and the quarter one year ago was the result of increases in funding costs, primarily the rates paid on and balances of money market and certificate accounts, partially offset by an increase in the yield earned on interest-earning assets.
Interest income increased $279 thousand, or 2.0%, to $14.0 million for the quarter ended June 30, 2024, compared to $13.8 million for the quarter ended March 31, 2024, and increased $1.6 million, or 13.1%, from $12.4 million for the quarter ended June 30, 2023. The increase from the prior quarter was primarily due to a higher average balance of interest-bearing cash, coupled with a seven basis point increase in the average yield on loans, reflecting increases in rates on newly originated loans and increases in rates on adjustable rate loans. This increase was partially offset by a decline in the average balance of investments. The increase in interest income from the same quarter last year was due primarily to higher average balances of loans and interest-bearing cash, a 21 basis point increase in the average yield on loans, a 68 basis point increase in the average yield on interest-bearing cash, and a 45 basis point increase in the average yield on investments, partially offset by a decline in the average balance of investments.
Interest income on loans increased $87 thousand, or 0.7%, to $12.3 million for the quarter ended June 30, 2024, compared to $12.2 million for the quarter ended March 31, 2024, and increased $769 thousand, or 6.7%, from $11.6 million for the quarter ended June 30, 2023. The average balance of total loans was $891.9 million for the quarter ended June 30, 2024, down slightly from $895.4 million for the quarter ended March 31, 2024 and up from $866.0 million for the quarter ended June 30, 2023. The average yield on total loans was 5.56% for the quarter ended June 30, 2024, up from 5.49% for the quarter ended March 31, 2024 and 5.35% for the quarter ended June 30, 2023. The increase in the average loan yield during the current quarter compared to both the prior quarter and the second quarter of 2023 was primarily due to the origination of loans at higher interest rates. Additionally, variable rate loans resetting at higher rates further boosted the average loan yield from one year ago. The decrease in the average balance during the current quarter compared to the prior quarter was primarily due to a decline in construction and land loans, commercial business loans, and one-to-four family loans, partially offset by growth in commercial and multifamily loans, manufactured housing loans and consumer loans, with the growth in consumer loans coming primarily from floating homes loans. The increase in the average balance of loans during the current quarter compared to the second quarter of 2023 was primarily due to loan growth across all categories, excluding one-to-four family loans, construction and land loans, and commercial business loans.
Interest income on investments increased $22 thousand to $133 thousand for the quarter ended June 30, 2024, compared to $111 thousand for the quarter ended March 31, 2024, and increased $5 thousand from $128 thousand for the quarter ended June 30, 2023, primarily due to a higher average yield. Interest income on interest-bearing cash increased $170 thousand to $1.6 million for the quarter ended June 30, 2024, compared to $1.4 million for the quarter ended March 31, 2024, and increased $853 thousand from $733 thousand for the quarter ended June 30, 2023, due to higher average balances of interest-bearing cash. Additionally, the increase from the same quarter in the prior year was due to a higher average yield.
Interest expense increased $291 thousand, or 4.6%, to $6.6 million for the quarter ended June 30, 2024, from $6.3 million for the quarter ended March 31, 2024, and increased $2.9 million, or 79.7%, from $3.7 million for the quarter ended June 30, 2023. The increase in interest expense during the current quarter from the prior quarter was primarily the result of a $17.0 million increase in the average balance of savings and money market accounts and a $2.0 million increase in the average balance of certificate accounts, respectively, as well as higher average rates paid on all categories of interest-bearing deposits, partially offset by a $6.0 million decrease in the average balance of demand and NOW accounts. The increase in interest expense during the current quarter from the comparable period a year ago was primarily the result of a $37.7 million increase in the average balance of certificate accounts and a $138.3 million increase in the average balance of savings and money market accounts, as well as higher average rates paid on all interest-bearing deposits, partially offset by a $61.4 million decrease in the average balance of demand and NOW accounts and a $8.1 million decrease in the average balance of FHLB advances. The average cost of deposits was 2.67% for the quarter ended June 30, 2024, up from 2.57% for the quarter ended March 31, 2024 and 1.45% for the quarter ended June 30, 2023. The average cost of FHLB advances was 4.31% for both the quarters ended June 30, 2024 and March 31, 2024, and down from 4.56% for the quarter ended June 30, 2023.
NIM (annualized) was 2.92% for the quarter ended June 30, 2024, down from 2.95% for the quarter ended March 31, 2024 and 3.71% for the quarter ended June 30, 2023. The decrease in NIM from the prior quarter and the quarter one year ago was primarily due to the cost of funding increasing at a faster pace than the yield earned on interest-earning assets, driven by the higher average balance of higher costing money market and certificate accounts.
A release of provision for credit losses of $109 thousand was recorded for the quarter ended June 30, 2024, consisting of a release of provision for credit losses on loans of $88 thousand and a release of provision for credit losses on unfunded loan commitments of $21 thousand. This compared to a release of provision for credit losses of $33 thousand for the quarter ended March 31, 2024, consisting of a release of provision for credit losses on loans of $106 thousand and a provision for credit losses on unfunded loan commitments of $73 thousand, and a release of provision for credit losses of $331 thousand for the quarter ended June 30, 2023, consisting of a release of provision for loan losses of $242 thousand and a release of the provision for credit losses on unfunded loan commitments of $89 thousand. The decrease in the release of provision for credit losses for the quarter ended June 30, 2024 compared to the quarter ended March 31, 2024 resulted primarily from a smaller loan portfolio, fewer loan commitments, as well as lower expected loss estimates in the current quarter. Expected loss estimates consider various factors, including market conditions, customer specific information, projected delinquencies, and the impact of economic conditions on borrowers' ability to repay.
Noninterest income increased $66 thousand, or 6.0%, to $1.2 million for the quarter ended June 30, 2024, compared to $1.1 million for the quarter ended March 31, 2024, and decreased $729 thousand, or 38.6% from $1.9 million for the quarter ended June 30, 2023. The increase from the prior quarter was primarily related to a $149 thousand increase in service charges and fee income due to a recovery of potential future lost fee income due to a vendor error and a $30 thousand gain on disposal of assets due to insurance claims on the loss of fully depreciated assets, partially offset by $51 thousand and $43 thousand downward adjustments in fair value adjustment on mortgage servicing rights and earnings on bank-owned life insurance (“BOLI”), respectively, due to fluctuating market interest rates and a $16 thousand decrease in net gain on sale of loans as a result of a Fannie Mae charge-back in the second quarter of 2024. The decrease in noninterest income from the comparable period in 2023 was primarily due to a $584 thousand decrease in earnings on BOLI due to the death benefit received in the second quarter of 2023, a $212 thousand decrease in the fair value adjustment on mortgage servicing rights due to higher market rates, a $36 thousand decrease in net gain on sale of loans as a result of the issue noted above and a decrease in mortgage servicing income as a result of the portfolio paying down at a faster speed than we are replacing the loans. These decreases were partially offset by a $91 thousand increase in service charges and fee income and $30 thousand gain on disposal assets due to the reasons noted above. Loans sold during the quarter ended June 30, 2024, totaled $4.0 million, compared to $4.2 million and $6.4 million of loans sold during the quarters ended March 31, 2024 and June 30, 2023, respectively.

Noninterest expense increased $81 thousand, or 1.1%, to $7.7 million for the quarter ended June 30, 2024, compared to $7.7 million for the quarter ended March 31, 2024, and increased $240 thousand, or 3.2%, from $7.5 million for the quarter ended June 30, 2023. The increase from the quarter ended March 31, 2024 was primarily a result of higher salaries and benefits, higher operations expenses and higher regulatory assessments, partially offset by lower data processing and occupancy expenses, as well as a decrease in net (gain) loss on OREO and repossessed assets. Salaries and employee benefits increased $115 thousand during the quarter ended June 30, 2024 compared to the prior quarter due to a higher incentive compensation accrual, higher vacation expense and higher directors fees as a result of one additional director beginning in May 2024. Operations expense increased $112 thousand primarily due to increases in various expenses, including loan origination costs, investor relations expenses, office expenses, charitable contributions and marketing expenses partially due to timing of transactions. These increases were offset by decreases in debit card processing costs and legal fees. The increase in regulatory assessments relates to higher regulatory exam costs in 2024. The decrease in data processing expenses primarily relates to the reimbursement of data processing expenses by one of our vendors in connection with the implementation of new software in the second quarter of 2024 and lower costs related to our core processor. Occupancy expenses decreased from the prior quarter primarily due to the release of an accrual for property taxes due to lower than expected payments. The increase in noninterest expense compared to the quarter ended June 30, 2023 was primarily due to increases in operations expense, regulatory assessments, and data processing expense and an increase in net (gain) loss on OREO and repossessed assets, partially offset by a decreases in salaries and benefits expense and occupancy costs. Operations expense rose due to increases in various expenses, including loan origination costs, investor relations expenses, operational losses due primarily to one large check fraud issue in the second quarter of 2024, and charitable contributions due to timing of transactions, partially offset by lower office expenses. Regulatory expenses increased due to higher regulatory exam costs paid in the second quarter of 2024 and an increase in regulatory assessments due to the change in the assessment rate in the prior year not being adjusted for until later in 2023. Data processing expenses increased due to software-related costs for new technology being implemented at the Bank and higher processing charges related to a higher volume of transactional activity. These increases were partially offset by a decrease of $42 thousand in salaries and benefits, reflecting lower salaries due to the restructuring of positions at the Bank, lower deferred compensation, lower medical expense, lower stock compensation and higher deferred salaries, partially offset by an increase in incentive compensation as a result of overall Bank performance. Occupancy expenses decreased for the same reasons noted above in the comparison to the prior quarter.

Balance Sheet Review, Capital Management and Credit Quality

Assets at June 30, 2024 totaled $1.07 billion, a decrease from $1.09 billion at March 31, 2024 and up from $1.01 billion at June 30, 2023. The decrease in total assets from March 31, 2024 was primarily due to a decrease in loans held-for-portfolio and, to a lesser extent, a decrease in cash and cash equivalents, partially offset by an increase in other assets due to a reclass between premises and equipment and other assets. The increase from one year ago was primarily a result of an increase in cash and cash equivalents and in loans held-for-portfolio.
Cash and cash equivalents decreased $2.9 million, or 2.1%, to $135.1 million at June 30, 2024, compared to $138.0 million at March 31, 2024, and increased $34.9 million, or 34.9%, from $100.2 million at June 30, 2023. The increase from one year ago was primarily due to the increase in deposits exceeding the increase in our loans held-for-portfolio.
Investment securities decreased $129 thousand, or 1.3%, to $10.1 million at June 30, 2024, compared to $10.3 million at March 31, 2024, and decreased $437 thousand, or 4.1%, from $10.6 million at June 30, 2023. Held-to-maturity securities totaled $2.1 million at June 30, 2024, compared to $2.2 million at March 31, 2024 and June 30, 2023. Available-for-sale securities totaled $8.0 million at June 30, 2024, compared to $8.1 million at March 31, 2024 and $8.4 million at June 30, 2023.
Loans held-for-portfolio were $889.3 million at June 30, 2024, compared to $897.9 million at March 31, 2024 and $855.4 million at June 30, 2023. The decrease in loans held-for-portfolio at June 30, 2024, compared to March 31, 2024, primarily resulted from decreases in one-to-four family home loans, construction and land loans and commercial business loans, partially offset by increases in commercial and multifamily loans. The decrease in one-to-four family home loans primarily related to one low yielding jumbo mortgage loan that the borrower paid off early. The decrease in construction and land loans was primarily due to completion of projects during the quarter and lower demand for this type of loan as a result of higher interest rates limiting the projects that are moving forward with financing. The increase in commercial and multifamily loans from March 31, 2024 primarily resulted from conversion of construction projects to permanent financing. The increase in loans held-for-portfolio at June 30, 2024, compared to one year ago, primarily resulted from continued strong loan demand and slower prepayments, with increases across all loan categories; excluding one-to-four family home loans, construction and land loans and commercial business loans.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, decreased $719 thousand, or 7.4%, to $9.0 million at June 30, 2024, from $9.7 million at March 31, 2024 and increased $6.9 million, or 332.6%, from $2.1 million at June 30, 2023. The decrease in NPAs from March 31, 2024 was primarily due to the sale of one other real estate owned property for $575 thousand for a small net gain on sale. The increase from one year ago was primarily due to the addition of $8.3 million of loans to nonaccrual status, which included a $3.7 million matured commercial real estate loan in process of securing financing from another lender, a $2.4 million floating home loan, and a $1.0 million commercial real estate loan, all of which are well secured, and one manufactured home loan of $115 thousand that was repossessed in the first quarter of 2024. These additions were partially offset by the payoff of two loans totaling $370 thousand, the return of six loans to accrual status, charge-offs of $23 thousand, and normal payment amortization.
NPAs to total assets were 0.84%, 0.90% and 0.21% at June 30, 2024, March 31, 2024 and June 30, 2023, respectively. The allowance for credit losses on loans to total loans outstanding was 0.96% at each of June 30, 2024, March 31, 2024 and June 30, 2023. Net loan charge-offs for the second quarter of 2024 totaled $17 thousand, compared to $56 thousand for the first quarter of 2023, and $73 thousand for the second quarter of 2023.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Nonperforming Loans:
One-to-four family	$822	$835	$1,108	$1,137	$914
Home equity loans	342	83	84	86	88
Commercial and multifamily	5,161	4,747	—	306	323
Construction and land	28	29	—	78	25
Manufactured homes	136	166	228	151	156
Floating homes	2,417	3,192	—	—	—
Commercial business	—	—	2,135	—	—
Other consumer	3	1	1	4	5
Total nonperforming loans	8,909	9,053	3,556	1,762	1,511
OREO and Other Repossessed Assets:
Commercial and multifamily	—	575	575	575	575
Manufactured homes	115	115	—	—	—
Total OREO and repossessed assets	115	690	575	575	575
Total NPAs	$9,024	$9,743	$4,131	$2,337	$2,086

Percentage of Nonperforming Loans:
One-to-four family	9.1%	8.5%	26.9%	48.7%	43.8%
Home equity loans	3.8	0.9	2.0	3.7	4.2
Commercial and multifamily	57.2	48.7	—	13.1	15.5
Construction and land	0.3	0.3	—	3.3	1.2
Manufactured homes	1.5	1.7	5.5	6.5	7.5
Floating homes	26.8	32.8	—	—	—
Commercial business	—	—	51.7	—	—
Other consumer	—	—	—	0.2	0.2
Total nonperforming loans	98.7	92.9	86.1	75.4	72.4
Percentage of OREO and Other Repossessed Assets:
Commercial and multifamily	—	5.9	13.9	24.6	27.6
Manufactured homes	1.3	1.2	—	—	—
Total OREO and repossessed assets	1.3	7.1	13.9	24.6	27.6
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,598	$8,760	$8,438	$8,217	$8,532
(Release of) Provision for credit losses during the period	(88)	(106)	337	224	(242)
Net charge-offs during the period	(17)	(56)	(15)	(3)	(73)
Balance at end of period	$8,493	$8,598	$8,760	$8,438	$8,217
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$266	$193	$557	$706	$795
(Reversal of) Provision for credit	(21)	73	(364)	(149)	(89)
Balance at end of period	245	266	193	557	706
Allowance for Credit Losses	$8,738	$8,864	$8,953	$8,995	$8,923
Allowance for credit losses on loans to total loans	0.96%	0.96%	0.98%	0.96%	0.96%
Allowance for credit losses to total loans	0.98%	0.99%	1.00%	1.03%	1.04%
Allowance for credit losses on loans to total nonperforming loans	95.33%	94.97%	246.34%	478.89%	543.81%
Allowance for credit losses to total nonperforming loans	98.08%	97.91%	251.77%	510.50%	590.67%

Deposits decreased $10.1 million, or 1.1%, to $906.8 million at June 30, 2024, from $916.9 million at March 31, 2024 and increased $84.5 million, or 10.3%, from $822.3 million at June 30, 2023. The decrease in deposits compared to the prior quarter-end was primarily a result of a seasonal increase in balances related to payment of state and federal taxes. The increase in deposits compared to one year ago was a result of an increase in certificate accounts and money market accounts, including $77.4 million of related party deposits, which were primarily used to fund organic loan growth, partially offset by decreases in noninterest-bearing and interest-bearing demand accounts and savings accounts as interest rate sensitive clients moved a portion of their non-operating deposit balances from lower costing deposits, including noninterest-bearing deposits, into higher costing money market and time deposits. Our noninterest-bearing deposits decreased $3.8 million, or 2.9%, to $124.9 million at June 30, 2024, compared to $128.7 million at March 31, 2024 and decreased $33.6 million, or 21.2%, from $158.5 million at June 30, 2023. Noninterest-bearing deposits represented 13.8%, 14.0% and 19.3% of total deposits at June 30, 2024, March 31, 2024 and June 30, 2023, respectively.
FHLB advances totaled $40.0 million at both June 30, 2024 and March 31, 2024, compared to $60.0 million at June 30, 2023. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. FHLB advances outstanding at June 30, 2024 had maturities ranging from late 2024 through early 2028. Subordinated notes, net totaled $11.7 million at each of June 30, 2024, March 31, 2024 and June 30, 2023.
Stockholders’ equity totaled $101.3 million at June 30, 2024, an increase of $355 thousand, or 0.4%, from $101.0 million at March 31, 2024, and an increase of $1.4 million, or 1.4%, from $99.9 million at June 30, 2023. The increase in stockholders’ equity from March 31, 2024 was primarily the result of $795 thousand of net income earned during the current quarter and a $1 thousand decrease in accumulated other comprehensive loss, net of tax, partially offset by the payment of $486 thousand in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to:adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation or deflation, a recession or slowed economic growth, as well as supply chain disruptions; changes in the interest rate environment, including the past increases in the Board of Governors of the Federal Reserve System (the Federal Reserve) benchmark rate and the duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans;expectations regarding key growth initiatives and strategic priorities; environmental, social and governance goals and targets; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; legislative changes; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on our third-party vendors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the SEC, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Interest income	$14,039	$13,760	$13,337	$12,686	$12,412
Interest expense	6,591	6,300	5,770	4,518	3,668
Net interest income	7,448	7,460	7,567	8,168	8,744
(Release of) provision for credit losses	(109)	(33)	(27)	75	(331)
Net interest income after (release of) provision for credit losses	7,557	7,493	7,594	8,093	9,075
Noninterest income:
Service charges and fee income	761	612	576	700	670
Earnings on bank-owned life insurance	134	177	222	88	718
Mortgage servicing income	279	282	288	295	297
Fair value adjustment on mortgage servicing rights	(116)	(65)	(96)	(78)	96
Net gain on sale of loans	74	90	76	76	110
Other income	30	—	—	—	—
Total noninterest income	1,162	1,096	1,066	1,081	1,891
Noninterest expense:
Salaries and benefits	4,658	4,543	3,802	4,148	4,700
Operations	1,569	1,457	1,537	1,625	1,491
Regulatory assessments	220	189	198	183	154
Occupancy	397	444	458	458	435
Data processing	910	1,017	1,311	1,296	788
Net (gain) loss on OREO and repossessed assets	(17)	6	—	—	(71)
Total noninterest expense	7,737	7,656	7,306	7,710	7,497
Income before provision for income taxes	982	933	1,354	1,464	3,469
Provision for income taxes	187	163	143	295	577
Net income	$795	$770	$1,211	$1,169	$2,892

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Six Months Ended June 30,
	2024	2023
Interest income	$27,799	$24,586
Interest expense	12,891	6,470
Net interest income	14,908	18,116
(Release of) provision for credit losses	(142)	(321)
Net interest income after (release of) provision for credit losses	15,050	18,437
Noninterest income:
Service charges and fee income	1,373	1,251
Earnings on bank-owned life insurance	311	868
Mortgage servicing income	561	596
Fair value adjustment on mortgage servicing rights	(181)	(44)
Net gain on sale of loans	164	187
Other income	30	—
Total noninterest income	2,258	2,858
Noninterest expense:
Salaries and benefits	9,201	9,185
Operations	3,026	2,933
Regulatory assessments	409	307
Occupancy	841	894
Data processing	1,928	1,780
Net loss on OREO and repossessed assets	(11)	13
Total noninterest expense	15,394	15,112
Income before provision for income taxes	1,914	6,183
Provision for income taxes	350	1,124
Net income	$1,564	$5,059

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
ASSETS
Cash and cash equivalents	$135,111	$137,977	$49,690	$101,890	$100,169
Available-for-sale securities, at fair value	7,996	8,115	8,287	7,980	8,398
Held-to-maturity securities, at amortized cost	2,147	2,157	2,166	2,174	2,182
Loans held-for-sale	257	351	603	1,153	1,716
Loans held-for-portfolio	889,274	897,877	894,478	875,434	855,429
Allowance for credit losses - loans	(8,493)	(8,598)	(8,760)	(8,438)	(8,217)
Total loans held-for-portfolio, net	880,781	889,279	885,718	866,996	847,212
Accrued interest receivable	3,413	3,617	3,452	3,415	3,100
Bank-owned life insurance, net	22,172	22,037	21,860	21,638	21,550
Other real estate owned ("OREO") and other repossessed assets, net	115	690	575	575	575
Mortgage servicing rights, at fair value	4,540	4,612	4,632	4,681	4,726
Federal Home Loan Bank ("FHLB") stock, at cost	2,406	2,406	2,396	2,783	3,583
Premises and equipment, net	4,906	6,685	5,240	5,204	5,321
Right-of-use assets	4,020	4,259	4,496	4,732	4,966
Other assets	6,995	4,500	6,106	6,955	7,276
TOTAL ASSETS	$1,074,859	$1,086,685	$995,221	$1,030,176	$1,010,774
LIABILITIES
Interest-bearing deposits	$781,854	$788,217	$699,813	$706,954	$663,765
Noninterest-bearing deposits	124,915	128,666	126,726	153,921	158,488
Total deposits	906,769	916,883	826,539	860,875	822,253
Borrowings	40,000	40,000	40,000	40,000	60,000
Accrued interest payable	760	719	817	588	619
Lease liabilities	4,328	4,576	4,821	5,065	5,306
Other liabilities	9,105	9,578	9,563	9,794	10,243
Advance payments from borrowers for taxes and insurance	812	2,209	1,110	1,909	732
Subordinated notes, net	11,738	11,728	11,717	11,707	11,697
TOTAL LIABILITIES	973,512	985,693	894,567	929,938	910,850
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	25
Additional paid-in capital	28,198	28,110	27,990	28,112	28,070
Retained earnings	74,173	73,907	73,627	73,438	72,923
Accumulated other comprehensive loss, net of tax	(1,049)	(1,050)	(988)	(1,337)	(1,094)
TOTAL STOCKHOLDERS' EQUITY	101,347	100,992	100,654	100,238	99,924
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,074,859	$1,086,685	$995,221	$1,030,176	$1,010,774

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Annualized return on average assets	0.30%	0.29%	0.46%	0.46%	1.17%
Annualized return on average equity	3.17%	3.06%	4.78%	4.60%	11.66%
Annualized net interest margin(1)	2.92%	2.95%	3.04%	3.38%	3.71%
Annualized efficiency ratio(2)	89.86%	89.48%	84.63%	83.36%	70.49%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Basic earnings per share	$0.31	$0.30	$0.47	$0.45	$1.12
Diluted earnings per share	$0.31	$0.30	$0.47	$0.45	$1.11
Weighted-average basic shares outstanding	2,540,538	2,539,213	2,542,175	2,553,773	2,574,677
Weighted-average diluted shares outstanding	2,559,015	2,556,958	2,560,656	2,571,808	2,591,233
Common shares outstanding at period-end	2,557,284	2,558,546	2,549,427	2,568,054	2,573,223
Book value per share	$39.63	$39.47	$39.48	$39.03	$38.83

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following tables present, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$891,863	$12,320	5.56%	$895,430	$12,233	5.49%	$866,008	$11,551	5.35%
Interest-bearing cash	120,804	1,586	5.28%	107,361	1,416	5.30%	63,868	733	4.60%
Investments	13,935	133	3.84%	14,038	111	3.18%	15,133	128	3.39%
Total interest-earning assets	$1,026,602	$14,039	5.50%	$1,016,829	$13,760	5.44%	$945,009	$12,412	5.27%
Interest-Bearing Liabilities:
Savings and money market accounts	$301,454	$2,115	2.82%	$284,455	$1,866	2.64%	$163,165	$350	0.86%
Demand and NOW accounts	153,739	148	0.39%	159,762	141	0.35%	215,120	182	0.34%
Certificate accounts	317,496	3,731	4.73%	315,495	3,696	4.71%	279,774	2,421	3.47%
Subordinated notes	11,735	168	5.76%	11,724	168	5.76%	11,693	168	5.76%
Borrowings	40,000	429	4.31%	40,000	429	4.31%	48,138	547	4.56%
Total interest-bearing liabilities	$824,424	6,591	3.22%	$811,436	6,300	3.12%	$717,890	3,668	2.05%
Net interest income/spread		$7,448	2.28%		$7,460	2.32%		$8,744	3.22%
Net interest margin			2.92%			2.95%			3.71%

Ratio of interest-earning assets to interest-bearing liabilities	125%			125%			132%
Noninterest-bearing deposits	$128,878			$132,438			$159,284
Total deposits	901,567	$5,994	2.67%	892,150	$5,703	2.57%	817,343	$2,953	1.45%
Total funding (1)	953,302	6,591	2.78%	943,874	6,300	2.68%	877,174	3,668	1.68%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Six Months Ended
	June 30, 2024			June 30, 2023
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$893,646	$24,553	5.53%	$866,862	$22,932	5.33%
Interest-bearing cash	114,082	3,002	5.29%	64,236	1,405	4.41%
Investments	12,633	244	3.88%	14,263	249	3.52%
Total interest-earning assets	$1,020,361	$27,799	5.48%	$945,361	$24,586	5.24%
Interest-Bearing Liabilities:
Savings and money market accounts	$292,954	$3,981	2.73%	$163,714	$477	0.59%
Demand and NOW accounts	156,751	289	0.37%	228,032	414	0.37%
Certificate accounts	316,495	7,426	4.72%	263,268	4,197	3.21%
Subordinated notes	11,730	336	5.76%	11,688	336	5.80%
Borrowings	40,000	859	4.32%	46,533	1,046	4.53%
Total interest-bearing liabilities	$817,930	12,891	3.17%	$713,235	6,470	1.83%
Net interest income/spread		$14,908	2.31%		$18,116	3.42%
Net interest margin			2.94%			3.86%

Ratio of interest-earning assets to interest-bearing liabilities	125%			133%
Noninterest-bearing deposits	$130,658			$166,007
Total deposits	896,858	$11,696	2.62%	821,021	$5,088	1.25%
Total funding (1)	948,588	12,891	2.73%	879,242	6,470	1.48%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Real estate loans:
One-to-four family	$268,488	$279,213	$279,448	$280,556	$273,720
Home equity	26,185	24,380	23,073	21,313	19,760
Commercial and multifamily	342,632	324,483	315,280	304,252	301,828
Construction and land	96,962	111,726	126,758	118,619	117,382
Total real estate loans	734,267	739,802	744,559	724,740	712,690
Consumer Loans:
Manufactured homes	38,953	37,583	36,193	34,652	31,619
Floating homes	81,622	84,237	75,108	73,716	70,596
Other consumer	18,422	18,847	19,612	18,710	17,915
Total consumer loans	138,997	140,667	130,913	127,078	120,130
Commercial business loans	17,860	19,075	20,688	25,033	23,939
Total loans	891,124	899,544	896,160	876,851	856,759
Less:
Premiums	754	808	829	850	884
Deferred fees, net	(2,604)	(2,475)	(2,511)	(2,267)	(2,214)
Allowance for credit losses - loans	(8,493)	(8,598)	(8,760)	(8,438)	(8,217)
Total loans held-for-portfolio, net	$880,781	$889,279	$885,718	$866,996	$847,212

DEPOSITS
(Dollars in thousands, unaudited)

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Noninterest-bearing demand	$124,915	$128,666	$126,726	$153,921	$158,488
Interest-bearing demand	152,829	159,178	168,346	185,441	208,571
Savings	63,368	65,723	69,461	76,729	79,349
Money market(1)	253,873	241,976	154,044	143,558	87,360
Certificates	311,784	321,340	307,962	301,226	288,485
Total deposits	$906,769	$916,883	$826,539	$860,875	$822,253
(1)Includes $5.0 million of brokered deposits at December 31, 2023.

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total nonperforming loans	$8,909	$9,053	$3,556	$1,762	$1,511
OREO and other repossessed assets	115	690	575	575	575
Total nonperforming assets	$9,024	$9,743	$4,131	$2,337	$2,086
Net charge-offs during the quarter	$(17)	$(56)	$(15)	$(3)	$(73)
(Release of) provision for credit losses during the quarter	(109)	(33)	(27)	75	(331)
Allowance for credit losses - loans	8,493	8,598	8,760	8,438	8,217
Allowance for credit losses - loans to total loans	0.96%	0.96%	0.98%	0.96%	0.96%
Allowance for credit losses - loans to total nonperforming loans	95.33%	94.97%	246.34%	478.89%	543.81%
Nonperforming loans to total loans	1.00%	1.01%	0.40%	0.20%	0.18%
Nonperforming assets to total assets	0.84%	0.90%	0.42%	0.23%	0.21%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023

Total loans to total deposits	98.27%	98.11%	108.42%	101.86%	104.20%
Noninterest-bearing deposits to total deposits	13.78%	14.03%	15.33%	17.88%	19.27%

Average total assets for the quarter	$1,070,579	$1,062,036	$1,033,985	$1,005,223	$992,822
Average total equity for the quarter	$100,961	$101,292	$100,612	$100,927	$99,503

Contact

Financial:
Wes Ochs
Executive Vice President/CFO
(206) 436-8587

Media:
Laurie Stewart
President/CEO
(206) 436-1495